Blucora Appoints Two New Independent Directors

John E. Cunningham IV Retires as Chairman; David H.S. Chung Retires from Board

Bellevue, WA, February 28, 2017 -- Blucora, Inc. (NASDAQ:BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that it has appointed William L. Atwell and H. McIntyre “Mac” Gardner to its Board of Directors, effective March 1, at which time Mr. Atwell will also become Chairman of the Board. These appointments are designed to evolve the Blucora Board to support its previously announced transition to a technology enabled financial solutions company. These additions follow the decisions by John E. Cunningham IV, Blucora’s Chairman, and David H.S. Chung to retire from the Board.

Mr. Atwell has more than 40 years of financial services experience from his executive positions at CIGNA, The Charles Schwab Corporation and Citigroup. He most recently served as President of CIGNA’s International business before retiring in 2012 to run his own financial services consulting firm, Atwell Partners LLC.

Mr. Gardner brings decades of leadership and operating experience in the wealth and consumer products industries, having most recently served as the Head of Americas Region and Global Bank Group, Global Private Client at Merrill Lynch.

John S. Clendening, Blucora’s President and Chief Executive Officer, said, “We are pleased to welcome both Bill and Mac to the Board. As we enter the final phase of our multi-stage transition to a technology-enabled financial solutions company, we are delighted to have identified two new members who are perfectly suited to help us advance our strategic transformation. Bill’s track record of growing customer satisfaction and leading global financial service companies, together with Mac’s consumer product and wealth management expertise, make them a perfect fit for the new Blucora. The Board and I look forward to working with Bill and Mac to build upon the Company’s financial and operational strengths.”

Clendening continued, “On behalf of the Board, I thank John and David for their service, leadership and countless contributions to the Company. John and David played an important role in the successful evolution of Blucora and we wish them the best.”

“This is an exciting time for the Company,” said Mr. Atwell, “and I am eager to begin collaborating with the other members of the Board to enhance value for Blucora stockholders. Blucora has made significant progress on its strategic transformation and, as Chairman, I will focus on ensuring that Blucora achieves its full potential.”

“I am honored to have served as Chairman and lead independent director of Blucora,” said Mr. Cunningham. “Working closely with the talented management team and Board, we helped grow the Company and position its two strong businesses in attractive markets. I am confident that Blucora will continue to thrive and drive long-term stockholder value.”

Following today’s appointments, the Blucora Board will be comprised of nine directors, eight of whom are independent, and four of whom joined the Board within the last three years.

About William L. Atwell
William L. “Bill” Atwell is a Managing Director at Atwell Partners, LLC. Mr. Atwell retired as President of Cigna International in May 2012, where he was responsible for Cigna’s global business unit delivering access to superior quality healthcare and innovative financial protection programs to businesses, affinity groups and individuals around the world. He also served for four years as Senior Vice President at CIGNA Healthcare, responsible for sales and health plan operations in the United States. Before being named President of CIGNA International, Mr. Atwell provided consulting and market insights to the financial services industry while also serving on the Boards of USI Holdings Corporation and Fairfield University. Prior to that, he was President/EVP with The Charles Schwab Corporation, responsible for a broad array of individual investment and banking products. Mr. Atwell spent twenty three years with Citibank where he led the company’s retail business in Belgium, France and Luxembourg. Previously, he was CEO of Citibank (Illinois) and Citibank (NYS). Mr. Atwell is a graduate of C.W. Post College and earned an M.B.A. from Long Island University. Currently, he serves on the Board of Directors of Webster Financial Coporation (NYSE: WBS) and as an Independent Trustee of AQR Mutal Funds (AQR Capital Management LLC).

About H. McIntyre Garder
H. McIntyre “Mac” Gardner most recently served as the Head of Americas Region and Global Bank Group, Global Private Client at Merrill Lynch. Prior to joining Merrill Lynch in 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. Mr. Gardner began his career with Merrill Lynch in 1983 in the Corporate and Institutional Client Group (now Global Markets & Investment Banking), as a Financial Analyst in Corporate Finance and Mergers and Acquisitions. Mr. Gardner earned a Bachelor of Arts degree in religion from Dartmouth College in 1983.

About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services ® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Contact:
Stacy Ybarra
425-709-8127
Blucora, Inc.
stacy.ybarra@blucora.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Blucora's actual results include the successful execution of the Company's strategic initiatives, operating plans, and marketing strategies, general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, and our dependence on companies to distribute our products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Blucora's most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.